Exhibit 99.2





News Release


Contact: Zvi Eiref
         Chief Financial Officer
         609/279-7666


CHURCH & DWIGHT CO., INC. PRICES OFFERING OF $80 MILLION OF 5.25% CONVERTIBLE SENIOR DEBENTURES
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PRINCETON, N.J.--(BUSINESS WIRE)--Aug. 6, 2003--Church & Dwight Co., Inc. (NYSE:
CHD) has priced the private placement of $80 million of 5.25% convertible senior unsecured debentures due 2033. The debentures will be convertible, subject to certain conditions, into Church & Dwight common stock at a conversion price of $46.50 per share, subject to adjustment in certain circumstances. The initial conversion price represents a 42.15% premium over the closing price of Church & Dwight common stock on August 5, 2003, which was $32.71 per share. Holders of the debentures will have the right to require Church & Dwight to repurchase the debentures on specified dates, the earliest of which is August 15, 2010. Church
& Dwight has also granted the initial purchasers of the debentures a 30-day option to purchase up to an additional $20 million in principal amount of the debentures.

The private placement is expected to close on August 11, 2003, subject to customary closing conditions.

The debentures will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The debentures have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or a solicitation of any offer to buy such debentures and is issued pursuant to Rule 135c under the Securities Act.

Church & Dwight is the manufacturer of household, personal care and specialty products, sold under the ARM & HAMMER brand name and other well-known trademarks.


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Certain statements in this press release constitute "forward-looking statements"
within the meaning of the Private Securities Litigation Reform Act of 1995.
These forward-looking statements include Church & Dwight 's intention to raise proceeds through the offering and sale of the convertible senior debentures. The closing of the sale of the debentures is subject to customary conditions. There can be no assurance that Church & Dwight will complete the sale of the debentures. Church & Dwight 's ability to complete the offering will depend, among other things, on market conditions. In addition, Church & Dwight 's ability to complete the offering and its business are subject to risks. More information about potential risk factors that could affect Church & Dwight's business and financial results is included in our annual report on Form 10-K for the year ended December 31, 2002, our quarterly reports on Form 10-Q for the quarters ended March 28, 2003 and June 27, 2003, and from time to time in other reports filed by Church & Dwight with the Securities and Exchange Commission. Church & Dwight undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or other events.